Exhibit 99.1

     Interleukin Genetics Reports First Quarter Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--May 14, 2004--Interleukin
Genetics, Inc. (OTCBB: ILGN) a leader in the development of personalized health products, today reported revenues of $645,000 and net loss of $929,000 or $0.04 per basic and diluted share for the quarter ended March 31, 2004.

    Key Milestones Achieved During First Quarter of 2004:

    In February 2004, the Company signed a Distribution agreement with Access Business Group International LLC, a subsidiary of Alticor Inc., for a firm minimum order of DNA-based risk assessment tests to be delivered in the first year of product launch. This minimum order, together with other financial performance criteria, triggered a milestone payment of $2,000,000 to the Company from Alticor.

    Financial Results:

    Revenues for the quarter were $645,000 compared to $29,000 in the same quarter of 2003. This increase was due entirely to $637,000 in research funding related to the research agreement with Alticor. For the quarter, the Company reported a net loss of $929,000 or $0.04 per basic and diluted share as compared to a net loss of $1,666,000 or $0.07 per basic and diluted share for the same period last year.
    "We expect 2004 to be a year during which we will make great strides in transforming Interleukin from a research and development company into an operating company," stated Dr. Philip R. Reilly, the company's Chairman and CEO. "During this year, we expect to: 1) advance the development of personalized nutritional products with Alticor, 2) build a clinical laboratory to process the tests associated with these personalized nutritional products, 3) continue the development of additional DNA-based personalized products and 4) continue the development of our science, both as part of our own commercial strategy and in conjunction with Alticor."
    Research and development expenditures were $381,000 in the quarter ended March 31, 2004 compared to $872,000 in the quarter ended March 31, 2003. The decrease in R&D expenses reflects a re-allocation of internal resources from internally-funded projects to the research project funded by Alticor and which are now reported as cost of revenues.
    Selling, general and administrative expenses were essentially constant at $683,000 for the quarter ended March 31, 2004 compared to $693,000 during the same quarter last year.
    As of March 31, 2004, the Company reported total assets of $7,073,000, including $6,495,000 in cash and cash equivalents as compared to total assets of $5,548,000 including $4,759,000 in cash and cash equivalents as of December 31, 2003. The increase in cash reflects the $2,000,000 milestone payment received from Alticor in March 2004.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to help in the development of risk assessment, nutritional and therapeutic products based on the genetic variations in people to help prevent, ameliorate or treat diseases involving inflammation. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis and Alzheimer's disease. Interleukin expects that these programs will produce products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop risk assessment, nutritional and therapeutic products based on the genetic variations in people to help prevent, ameliorate or treat diseases of inflammation, our ability to product products that will personalize the selection of nutritional and therapeutic products to enable the managed care industry to improve patient care and better allocate resources, our ability to construct a DNA testing infrastructure, our ability to screen nutritional compounds for their effects on inflammatory responses, given specific IL-1 genetic patterns, our ability to develop new DNA-based tests, our ability to make progress in advancing our science and our ability to launch new commercial products by 2005. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop risk assessment, nutritional and therapeutic products based on the genetic variations in people to help prevent ameliorate or treat diseases of inflammation, our ability to product products that will personalize the selection of nutritional and therapeutic products to enable the managed care industry to improve patient care and better allocate resources our ability to construct a DNA testing infrastructure, our ability to screen nutritional compounds for their effects on inflammatory responses, given specific IL-1 genetic patterns, our ability to make progress in advancing our science and our ability to launch new commercial products by 2005 and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.


                      Interleukin Genetics, Inc.
                         Financial Highlights
                              (unaudited)


Balance sheet data                            March 31,   December 31,
                                                 2004        2003

Cash, cash equivalents and marketable
 securities                                  $ 6,494,815  $ 4,759,453
Total current assets                           6,590,398    4,997,408
Total assets                                  $7,073,371   $5,458,442

Total current liabilities                      1,341,918    1,288,104
Total liabilities                              3,948,852    3,900,730

Total shareholders' equity                     3,124,519    1,557,712

Total liabilities and shareholders' equity    $7,073,371   $5,548,442



                                             Three Months Three Months
                                                 Ended        Ended
                                                March 31,    March 31,
Statement of operations data                      2004         2003
-----------------------------

Sales                                           $644,943      $28,738
Gross profit                                     159,813       11,856
Research and development                         381,260      872,439
Selling, general, and administrative expense
                                                 683,161      692,712
                                                 -------      -------

Total operating expense                        1,064,421    1,565,151

Loss from operations                            (904,608)  (1,553,295)

Total other income and expense                   (24,354)    (112,314)
                                                 --------    ---------

Net loss                                       $(928,962) $(1,665,609)
                                               ========== ============

Basic and diluted loss per share                  $(0.04)      $(0.07)
Weighted average common shares outstanding    23,323,069   23,118,293

    CONTACT: For Interleukin Genetics:
             Interleukin Genetics, Inc.
             Fenel M. Eloi, 781-398-0700